                                                                     EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT





                              DATED AUGUST 1, 1999




                                 BY AND BETWEEN





                                XETA CORPORATION
                                (THE "PURCHASER")

                                       AND

                                 MARK A. MARTIN

                                       AND

                  MARK A. MARTIN, TRUSTEE UNDER LIVING TRUST OF
                       MARK A. MARTIN DATED APRIL 4, 1994

                          (COLLECTIVELY, THE "SELLER")


                                TABLE OF CONTENTS

SECTION OF AGREEMENT                                                                                       PAGE NO.

ARTICLE I - Purchase of Shares....................................................................................1
         1.1      Acquisition of Shares...........................................................................1
         1.2      Purchase Consideration..........................................................................1
         1.3      Hold-Back.......................................................................................2
         1.4      Tax Treatment...................................................................................3
         1.5      Employment Agreement............................................................................4


ARTICLE II - Representations and Warranties of the Seller.........................................................4
         2.1      Joint Representations and Warranties............................................................4
         2.2      Investment Representation.......................................................................4
         2.3      Access to Information...........................................................................4
         2.5      Value...........................................................................................5
         2.6      Concurrent Transaction..........................................................................5


ARTICLE III - Representations and Warranties of Purchaser.........................................................5
         3.1      Corporate Existence and Qualification...........................................................5
         3.2      Consents........................................................................................5
         3.3      Corporate Authority.............................................................................6
         3.4      No Breach.......................................................................................6
         3.5      Brokers.........................................................................................6
         3.6      Value...........................................................................................6
         3.7      SEC Filings Complete............................................................................7
         3.8      Litigation......................................................................................7
         3.9      Shares Validly Issued...........................................................................7
         3.10     Generally.......................................................................................7

ARTICLE IV - Covenants............................................................................................7
         4.1      Pre-Closing Covenants of the Seller and the Company.............................................7
         4.2      Pre-Closing Covenants of Purchaser..............................................................8
         4.3      Seller's Confidentiality........................................................................8
         4.4      Post-Closing Covenants of Purchaser.............................................................8
         4.5      Fulfillment of Conditions.......................................................................8
         4.6      Retention of Business Records...................................................................8
         4.7      Tax Covenants...................................................................................9
         4.8      Tax Records.....................................................................................9
         4.9      Privilege.......................................................................................9
         4.10     Employee Bonuses...............................................................................10

ARTICLE V - Conditions Precedent to the Obligation of Purchaser to Close.........................................10
         5.1      Representations and Warranties.................................................................10
         5.2      Covenants......................................................................................10
         5.3      No Actions.....................................................................................10
         5.4      Consents; Licenses and Permits.................................................................10
         5.5      No Material Change.............................................................................11


         5.6      Completion of Due Diligence....................................................................11
         5.7      Certificate....................................................................................11
         5.8      Opinion........................................................................................11
         5.9      Lucent Distributorship.........................................................................11
         5.10     Hopp Transaction...............................................................................11
         5.11     Non-Competition and Confidentiality............................................................11
         5.12     Section 338(h)(10) Election....................................................................11
         5.13     Board Approval.................................................................................11
         5.14     Fairness Opinion...............................................................................11
         5.15     Bank Financing.................................................................................12
         5.16     Additional Documents...........................................................................12
         5.17     Employment Agreement...........................................................................12


ARTICLE VI - Conditions Precedent to the Obligation of the Seller to Close.......................................12
         6.1      Representations and Warranties.................................................................12
         6.2      Covenants......................................................................................12
         6.3      No Actions.....................................................................................12
         6.4      Certificate....................................................................................12
         6.5      Hopp Transaction...............................................................................12
         6.6      Board Approval.................................................................................13
         6.7      Additional Documents...........................................................................13


ARTICLE VII - Closing............................................................................................13
         7.1      The Closing....................................................................................13
         7.2      Location, Time and Date........................................................................13
         7.3      Seller's Deliveries............................................................................13
         7.4      Purchaser's Deliveries.........................................................................14
         7.5      Transfer of Possession.........................................................................14


ARTICLE VIII - Survival of Representations; Indemnification......................................................14
         8.1      Survival.......................................................................................14
         8.2      Indemnification by the Seller..................................................................14
         8.3      Indemnification by Purchaser...................................................................15
         8.4      Claims.........................................................................................15
         8.5      Seller's Liability.............................................................................15
         8.6      Purchaser's Liability..........................................................................15
         8.8      Final Determination............................................................................16
         8.9      Defense of Claims..............................................................................16
         8.9      Extension of Time..............................................................................16


ARTICLE IX - Termination and Waiver..............................................................................17
         9.1      Termination....................................................................................17
         9.2      Waivers........................................................................................17


ARTICLE X - Miscellaneous Provisions.............................................................................18
         10.1     Expenses.......................................................................................18
         10.2     Confidential Information.......................................................................18
         10.3     Publicity......................................................................................18
         10.4     Modification, Termination or Waiver............................................................18


         10.5     Notices........................................................................................18
         10.6     Binding Effect and Assignment..................................................................19
         10.7     Exhibits and Schedules.........................................................................19
         10.8     Entire Agreement...............................................................................19
         10.9     Governing Law..................................................................................19
         10.10    Section Headings...............................................................................20
         10.11    Gender.........................................................................................20
         10.12    Severability...................................................................................20
         10.13    Attorneys' Fees................................................................................20
         10.14    Counterparts...................................................................................20
         10.15    Recitals.......................................................................................20
         10.16    Equitable Relief...............................................................................20

                            STOCK PURCHASE AGREEMENT



         THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT"), which is to be effective as of the 1st day of August, 1999 (the "EFFECTIVE DATE"), is entered into by and between XETA CORPORATION, an Oklahoma corporation ("PURCHASER"), and MARK A. MARTIN, individually, and MARK A. MARTIN, TRUSTEE UNDER LIVING TRUST OF MARK A. MARTIN DATED APRIL 4, 1994 (herein collectively referred to as "Seller").

                                    RECITALS:

         A. Seller owns fifty (50) shares (the "SHARES") of the $1.00 par value common stock of U. S. Technologies Systems, Inc., a Missouri corporation (the "COMPANY").

         B. The shares constitute fifty percent (50%) of the Company's issued and outstanding common stock.

         C. Purchaser desires to acquire from the Seller, and the Seller desires to sell to Purchaser, all of the Shares and all associated goodwill.

         NOW, THEREFORE, in consideration of the mutual benefits to be derived hereby, the representations, warranties, covenants, and agreements herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Purchaser, and Seller do hereby agree as follows:


                                    ARTICLE I

                               Purchase of Shares

         1.1 Acquisition of Shares. Upon the terms of, and subject to the conditions set forth in this Agreement at the Closing, Seller shall convey to Purchaser and Purchaser shall acquire all of the Shares and associated goodwill from the Seller, free and clear of all manner of liens, charges, encumbrances and claims, but subject to generally applicable laws and regulations with respect to unregistered securities. The Shares shall constitute one-half (1/2) of all of the Company's capital stock issued and outstanding as of the date of Closing.

         1.2 Purchase Consideration. The purchase consideration for the Shares ("PURCHASE CONSIDERATION") shall be the sum of $15,000,000 plus $11,361 (which is the amount of interest accrued on the Company's indebtedness to Seller for the period July 1, 1999, through July 31, 1999), plus the amount required to be paid under Section 4.4 below, plus 150,000 shares of the Purchaser's unregistered common capital stock (the "XETA STOCK"). The XETA Stock shall be restricted stock as that term is defined in Rule 144 of the regulations to the Securities Act of

1933. Upon the sale, transfer and delivery by the Seller of the Shares to Purchaser as set forth in Section 1.1, and in consideration therefor, Purchaser shall cause the XETA Stock to be issued in the name of Seller or his nominee and shall pay to the Seller, at the Closing Date as defined herein, by cashier's check or by electronic wire transfer or other immediately available funds the amount which is equal to $15,000,000 plus $11,361 (which is the amount of the interest accrued on the Company's indebtedness to Seller for the period July 1, 1999, through July 31, 1999), less the "Hold-Back" described in Section 1.3 below, and less the principal amount of all indebtedness of the Company to Seller (the "SELLER DEBT") unpaid and outstanding as of the Closing (said amount being herein called the "CASH PORTION OF THE PURCHASE CONSIDERATION"), $1,000 of which shall be allocated as consideration for Seller's agreement not to compete with Purchaser or the Company, nor to solicit any of its employees, customers or vendors, in the manner and for the periods more particularly described in a Non-Competition Agreement in the form of Exhibit "1.2" attached hereto ("NON-COMPETITION AGREEMENT"). In addition to the Cash Portion of the Purchase Consideration, Purchaser shall pay to Seller, at the Closing Date, the Seller Debt, and Seller shall assign to Purchaser, without recourse or warranty (except as set forth herein), all rights of Seller in relation to the Seller Debt.

         1.3 Hold-Back. The Cash Portion of the Purchase Price shall be subject to a $3,000,000 Hold-Back (the "HOLD-BACK"), consisting of an "INDEMNITY FUND" and an "INCENTIVE FUND":

                  1.3.1 The Indemnity Fund shall consist of $1,000,000 of the total Hold-Back and shall be held by Purchaser to secure Purchaser, for a period of two (2) years after Closing (the "SECURITY PERIOD"), against loss from the breach of any warranty or representation made by Seller in or in connection with this Agreement, or any related indemnity given by Seller. This component of the Hold-Back shall not serve to limit Seller's liability to Purchaser in connection with any such representation, warranty or indemnity; provided, however, that to the extent Purchaser has no indemnifiable claims at the end of the Security Period, Purchaser will pay to Seller the entire amount of Indemnity Fund. In the event Purchaser has indemnifiable claims hereunder at the end of the Security Period, which have not been resolved under Article VIII, Purchaser shall pay Seller such portion of the Indemnity Fund as is in excess of any amounts reasonably required to indemnify Purchaser, in Purchaser's judgment, against such then existing indemnifiable claims. Thereafter, Purchaser shall pay to Seller the unapplied portion of the Indemnity Fund (if any) within ten
         (10) days after a Final Determination has been made with respect to such unresolved claims.

                  1.3.2 The Incentive Fund shall consist of the remaining $2,000,000 of the total Hold-Back, the release of which to the Seller shall be subject to the Company's achieving certain increases in its aggregate "GROSS PROFIT" (as defined in Exhibit "1.3.2" hereto attached) according to the provisions of this Section 1.3.2. For purposes of this Section, the terms below have the following definitions:

                           "1999 GROSS PROFIT" means the Company's Gross Profit
for the 12 months ended October 31, 1999.

                           "YEAR 1" means the 12 months ending October 31, 2000.

                           "YEAR 2" means the 12 months ending October 31, 2001.

                           (i) The entire $2,000,000 Incentive Fund shall be
                  payable by Purchaser to Seller if the Gross Profit in Year 1 is at least 140% of the 1999 Gross Profit.

                           (ii) $1,000,000 of the Incentive Fund shall be
                  payable by Purchaser to Seller if the Gross Profit in Year 1 is at least 120%, but less than 140% of the 1999 Gross Profit; and the second $1,000,000 of the Incentive Fund shall be payable by Purchaser to Seller if the Gross Profit in Year 2 is at least 144% of the 1999 Gross Profit.

                           (iii) If the Gross Profit in Year 1 is less than 120%
                  of the 1999 Gross Profit, the entire $2,000,000 Incentive Fund shall nevertheless be payable by Purchaser to Seller if the Company's Gross Profit in Year 2 exceeds 144% of the Company's 1999 Gross Profit.

                           1.3.3 Amounts payable by the Purchaser to the Seller
                  pursuant to paragraphs 1.3.1 and 1.3.2 above shall be accompanied by the payment of interest from the Closing Date at a variable rate at all times equal to Purchaser's lowest corporate borrowing rate for short term funds (which is currently approximately 7.75% per annum).

                           1.3.4 Payments of the Incentive Fund shall be made no
                  later than the November 30 that immediately follows the twelve-month period with respect to which Gross Profit is determined. Seller and his representatives shall have the right upon reasonable notice to inspect the Company's books and financial records in order to verify or determine the Gross Profit of the Company for any relevant period. All costs of such inspection shall be the responsibility of Seller, except that such costs shall be reimbursed by Purchaser to Seller if it is determined that the Purchaser failed to correctly compute Gross Profit in accordance with this Agreement under circumstances in which a correct computation results in Seller's receiving all or a portion of the Incentive Fund. All payments of the Holdback Fund and Incentive Fund too Seller, if any, shall be treated as part of the Purchase Consideration, and all applications against and deductions from the Holdback Fund and the Incentive Fund by Purchaser, if any, shall be treated as reductions of the Purchase Consideration.

         1.4 Tax Treatment. Seller is aware of the fact, and hereby acknowledges that Purchaser is contemporaneously, but separately, negotiating for the possible purchase of all of Larry Hopp's stock in the Company. Seller hereby agrees, upon request, to promptly and timely execute and file Form 8023-A and to otherwise cooperate with Purchaser, the Company and Mr. Hopp in a joint election to treat each transaction as a sale of assets under Section 338(h)(10) of the U.
S. Internal Revenue Code (the "CODE").

         1.5 Employment Agreement. At Closing, the Company and Seller shall enter into an Employment Agreement in the form of Exhibit "1.5" hereto attached ("EMPLOYMENT AGREEMENT") for a primary term of two (2) years subject to extension for a period of one (1) additional year if performance targets are met.


                                   ARTICLE II

                         Representations and Warranties
                                  of the Seller

         2.1 Joint Representations and Warranties. Contemporaneously with Seller's execution and delivery of this Agreement, to be effective as of the execution date hereof ("EXECUTION DATE") as well as the Closing Date, the Seller shall make the representations and warranties to Purchaser (the "REPRESENTATIONS AND WARRANTIES") contained in Article I of Exhibit "2.1" hereto attached (the "INDUCEMENT"). As an inducement to the Purchaser to enter into this Agreement and an accommodation to the Seller as a principal shareholder of the Company, the Company shall make the Representations and Warranties jointly and severally with the Seller. Seller and the Company shall acknowledge in making the Representations and Warranties that Purchaser, in executing, delivering, and consummating this Agreement, has relied and will rely upon the correctness and completeness of each of such Representations and Warranties.

         2.2 Investment Representation. The Seller hereby represents that he understands that the transaction contemplated by this Agreement is to be carried out as a transaction exempt from registration under the Securities Act of 1933, as amended (the "ACT") and, accordingly the XETA Stock will not have been registered under the Act at the time of Closing. The Seller further represents that he is acquiring the XETA Stock for investment purposes only and not with a view to or for resale in connection with any distribution of the XETA Stock, nor with any present intention of distribution (within the meaning of the Act) of the XETA Stock. The Seller understands that because the XETA Stock will not have been registered under the Act, the Purchaser will not permit the transfer of any of the XETA Stock without registration under the Act, which is not contemplated by this Agreement, or upon the issuance to the Purchaser of a favorable opinion of its counsel or of the submission to the Purchaser of such other evidence as may be satisfactory to counsel for the Purchaser, in either case, to the effect that any such transfer, whether pursuant to Rule 144 of the Act or otherwise, shall not be in violation of the Act, and any applicable state securities laws, and that the share certificates representing such shares will be issued with a restrictive legend providing notice of such restriction.

         2.3 Access to Information. The Seller represents and warrants to the Purchaser that he has had an opportunity to ask questions of, and to receive answers from, appropriate officers and representatives of the Purchaser concerning the terms and conditions of the issuance of the XETA Stock and to obtain any additional information concerning the Purchaser which the Seller has requested. In addition, the Seller represents and acknowledges that the Purchaser has made available for inspection by the Seller various documents connected with the Purchaser's business that have been requested by Seller, and has not refused in any way to permit the Seller to inspect any document requested to be inspected by the Seller.

         2.4 Continuity of Representations. The Seller covenants and agrees to advise Purchaser promptly of any material adverse change or deviation in or from any of the representations and warranties herein from the Execution Date through the Closing Date.

         2.5 Value. In deciding to sell the Shares at the price provided herein, Seller represents and warrants that he has relied on his own financial, tax, business and legal advisors and has not relied on any express or implied representation by Purchaser or any other person or entity as to the value of the Shares. Seller has been employed by the Company, has been actively involved in the management of the Company's day-to-day affairs, has had full and complete access to all documents, records and books of the Company and has had a reasonable opportunity to obtain such other information as he has deemed necessary to determine the value of the Shares.

         2.6 Concurrent Transaction. Seller understands and acknowledges that the Company's other shareholder, Larry Hopp ("HOPP") has negotiated separately with the Purchaser for the sale and purchase of Hopp's shares of the capital stock of the Company. Seller further understands and acknowledges that the Purchaser would not have agreed to purchase the Shares without Hopp's concurrent agreement to sell his shares in the Company to the Purchaser, that the concurrent purchase of Hopp's shares in the Company is a condition of Closing, and that if negotiations with the Purchaser had been conducted by him jointly with Hopp, Seller might have realized a higher price for the Shares. Nevertheless, Seller is satisfied with the Purchase Consideration and other terms provided herein, and he is willing and has freely agreed to sell the Shares to the Purchaser for such consideration and on such terms.


                                   ARTICLE III

                   Representations and Warranties of Purchaser

         Purchaser makes the following representations and warranties to the Seller, and Seller, in executing, delivering and consummating this Agreement, has relied and will rely upon the correctness and completeness of each of such representations and warranties:

         3.1 Corporate Existence and Qualification. Purchaser is a company duly organized, validly existing and in good standing under the laws of the State of Oklahoma. Purchaser has the corporate power to own its assets and properties and to carry on its business as now conducted, and Purchaser is duly qualified and is in good standing as a foreign corporation in those jurisdictions in which it is required to qualify in order to own its assets or properties or to carry on its business as now conducted.

         3.2 Consents. No consent of any governmental or other regulatory agency, foreign or domestic, or any other party is required to be received by or on the part of Purchaser to enable it to enter into and carry out this Agreement in all material respects.

         3.3 Corporate Authority. Purchaser has the power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Purchaser's Board of Directors, and no other corporate proceeding on the part of Purchaser will be necessary to authorize the execution and delivery of this Agreement or the consummation of such transactions. This Agreement constitutes the legal, valid and binding agreement of Purchaser and, assuming that this Agreement constitutes the legal, valid and binding agreement of the Seller, it is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the rights of creditors and to general principles of equity.

         3.4 No Breach. Neither the execution or delivery of this Agreement nor Purchaser's compliance with any of the provisions hereof or its consummation of the transactions contemplated hereby, will:

                  (a) violate or conflict with any provision of its Certificate of Incorporation or Bylaws;

                  (b) violate or result, alone or with the passage of time, in the material breach or termination of, or otherwise give any contracting party the right to terminate or declare a default under, the terms of any material agreement, document or undertaking, oral or written, to which Purchaser is a party, or by which it or any of its properties or assets may be bound (except for such violations, conflicts, breaches or defaults as to which required waivers or consents by other parties have been or, prior to Closing, will be obtained);

                  (c) result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Purchaser;

                  (d) violate any judgment, order, injunction, decree, or award against or binding upon Purchaser, its properties or assets; or

                  (e) violate any law or regulation of any jurisdiction relating to Purchaser or any of its securities, assets or properties.

         3.5 Brokers. Purchaser has not engaged, consented to, or authorized any broker, finder, investment banker or other third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement, and Purchaser agrees to indemnify the Seller against, and to hold him harmless from, any claim for brokerage or similar commission or other compensation, which may be made against Seller by any third party in connection with the transactions contemplated hereby based upon any action by Purchaser.

         3.6 Value. In deciding to acquire the Shares for the Purchase Consideration, Purchaser represents and warrants that it has relied on its own financial, tax, business and legal advisors and on the representations and warranties of Seller and Company in this Agreement and the Inducement. Purchaser has not relied on any express or implied representation by Seller or any other person or entity as to the value of the Shares.

         3.7 SEC Filings Complete. As of the time such document was filed, Purchaser's most recent Annual Report on Form 10-K, all intervening 8-Ks (if any) and Form 10-Qs, and Purchaser's most recent annual meeting proxy statement (the "DISCLOSURE DOCUMENTS"), all as filed with the Securities and Exchange Commission ("SEC"): (a) did not contain a misstatement of a material fact or an omission of a material fact required to be stated therein or necessary to make the statements therein not misleading; and (b) complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such documents. Since the filing of the most recent 10-K, no other document has been required to be filed by Purchaser with the SEC which has not been filed.

         3.8 Litigation. Except as disclosed in the Disclosure Documents, there is no action, suit, litigation, arbitration or other proceeding pending or, to the knowledge of Purchaser threatened, against Purchaser or any of its subsidiaries which would have a material adverse effect on its properties, assets or business, or which would prevent or hinder the consummation of the transactions contemplated by this Agreement or its obligations thereunder.

         3.9 Shares Validly Issued. All of the XETA Stock to be issued to the Seller pursuant to the terms of this Agreement, when issued pursuant to the terms of this Agreement, shall be duly and validly issued, fully paid and non-assessable, without violation of any preemptive or dissenters' or similar rights and in full compliance with all applicable securities laws.

         3.10 Generally. To the Purchaser's knowledge, no representation or warranty by Purchaser in the Agreement or in any exhibit, schedule or closing certificate furnished or to be furnished to the Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact, necessarily to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.


                                   ARTICLE IV

                                    Covenants

         4.1 Pre-Closing Covenants of the Seller and the Company. Seller and the Company shall bind themselves, jointly and severally, to the covenants in favor of Purchaser set forth in Article II of the Inducement. In addition, the Seller covenants and agrees that from the Execution Date through the Closing Date he shall not:

                  (a) trade in any of the Purchaser's stock;

                  (b) permit the Company to conduct its business other than in the ordinary course consistent with past practice;

                  (c) permit the Company, its employees, agents or representatives, directly or indirectly, to solicit, encourage or participate in discussions concerning, or to supply information relating to, any other sale of any material portion of the Company's assets or capital stock; or

                  (d) permit the Company to make any distributions of any kind to its shareholders, whether of operating profits or in payment of any debt due to any such shareholder(s), or any interest thereon, from or after July 31, 1999, other than normal salary payable for services rendered.

         4.2 Pre-Closing Covenants of Purchaser. Purchaser hereby covenants that, from and after the Execution Date until the Closing or the earlier termination of this Agreement, Purchaser will use its best efforts to insure that all of its representations and warranties contained herein are true in all material respects as of the Closing as if repeated at and as of such time. Purchaser shall promptly notify the Seller of any event or fact constituting or which is likely to cause a breach or default of its covenants, representations or warranties herein.

         4.3 Seller's Confidentiality. At the Closing, Seller shall execute and deliver to the Purchaser a Confidentiality Agreement in the form of Exhibit 4.3 hereto attached containing covenants prohibiting Seller, for the period described therein (the "RESTRICTED PERIOD") from disclosing any confidential or proprietary information of or concerning the Company to any third party, including but not limited to Lucent Technologies, Inc. ("LUCENT").

         4.4 Post-Closing Covenants of Purchaser. Purchaser hereby agrees to pay Seller, within sixty (60) days after Closing,, the amount which is equal to the "Net Tax Cost" incurred by the Seller, if any, accruing from the Effective Date (August 1, 1999) up to but not including, the day of Closing. As used herein, the term "Net Tax Cost" shall mean the actual cost to the Seller, which shall include, without limitation, the actual tax cost resulting from any required tax allocations of the Company's federal and state taxable income (excluding taxable income, if any, resulting from the transaction contemplated by this Agreement), reduced by the amount of any benefit derived by the Seller from any increase in Seller's tax basis in the Shares that result from any such allocation(s). Purchaser further agrees to cause Seller to be nominated as one of the slate of nominees to serve on Purchaser's Board of Directors provided the Closing occurs on or before December 15, 1999.

         4.5 Fulfillment of Conditions. Purchaser and Seller each shall use all commercially reasonable efforts to cause the conditions to Closing under this Agreement which are reasonably within their control to be satisfied.

         4.6 Retention of Business Records. For a period of six (6) years after the Closing, the Purchaser shall retain, or cause the Company to retain, all business records of the Company in its possession as of the Closing or otherwise relating to periods prior to Closing. Purchaser shall permit Seller and his authorized representatives to have access to such records upon reasonable prior notice for any proper purpose.

         4.7 Tax Covenants. Without limiting Purchaser's payment obligation in
Section 4.4, Seller shall cause to be timely paid, before the same shall become delinquent and before penalties accrue thereon, Seller's proportionate share of all federal and state income taxes (including any such taxes resulting from the sale of the Shares to Purchaser) shown on any return filed by Company with respect to taxable periods or portions thereof ending on or before the Closing Date, but only to the extent applicable law requires such taxes to be paid by the shareholders of the Company. Prior to Closing Seller shall not, without the prior written consent of Purchaser, permit Company to make or change any election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended return, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, or take any other action that may have the effect of increasing the tax liability of Purchaser or Company. After the Closing Purchaser shall not, without the prior written consent of the Seller, make or change any tax election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended return, enter into any closing agreements, settle any tax claim or assessment, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, or take any other action that may have the effect of increasing the tax liability of Seller.

         4.8 Tax Records. Each party hereto shall provide, and shall cause its accountants and other representatives to provide, to the other party on a timely basis, the information (including but not limited to all work papers and records) that such party or its accountants or other representatives have within their control and that may be reasonably necessary in connection with the preparation of any and all returns required to be filed by such other party or any other examination by any taxing authority or other administrative or judicial proceeding relating to taxes of the Company or Purchaser. Each of Seller and Purchaser shall retain or cause to be retained, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns for all taxable periods of the Company beginning before the Closing Date, together with supporting work schedules and other records or information that may be relevant to such returns.

         4.9 Privilege. The Seller and Purchaser acknowledge that Seller's legal counsel, Thompson Coburn LLP, has acted primarily as counsel to Seller, but also has acted as counsel to the Company and will be rendering an opinion of counsel on behalf of the Company, in connection with this Agreement and the Inducement. Notwithstanding such firm's role as counsel, Purchaser acknowledges that the Company's role in this transaction, assuming the Closing occurs, is comparable to that of an accommodation party, and Purchaser recognizes the importance to Seller that communications with such counsel be protected by the attorney-client privilege. Accordingly, Purchaser hereby acknowledges and agrees that all communications between the Seller and the Company, on the one hand, and such counsel, on the other, in connection with or in contemplation of the transactions contemplated by this Agreement and the Inducement, shall be entitled to protection of the attorney-client privilege, and that Seller (and not the Company) shall be regarded as the owner of, and entitled to the benefits and protections afforded by, such privilege.

         4.10 Employee Bonuses. Following the Closing, Purchaser agrees to take such action as may be necessary to approve and cause to be paid to all eligible employees of the Company, the incentive compensation bonuses which have been accrued and reflected on the Company's books and records as of the Effective Date pursuant to the Company's discretionary employee bonus plan.


                                    ARTICLE V

                           Conditions Precedent to the
                        Obligation of Purchaser to Close

         The obligation of Purchaser to close is subject to the fulfillment, prior to or on the Closing Date (or, in the case of Sections 5.6, 5.8 and 5.13, prior to or on November 15, 1999), of each of the following conditions, any one or more of which may be waived in writing by Purchaser:

         5.1 Representations and Warranties. All of the representations and warranties of the Company and the Seller contained in this Agreement and in any written statement, Exhibit, Schedule or certificate delivered to Purchaser pursuant to this Agreement shall be true and correct in all material respects as at the Effective Date as well as on the Closing Date, as if made at the Closing as of the Closing Date.

         5.2 Covenants. The Company and the Seller shall have in all material respects performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by each of them prior to or at the Closing.

         5.3 No Actions. No action, suit, proceeding or investigation shall have been instituted, and be continuing before a court or before or by a governmental body or agency, or shall have been threatened and be unresolved, to restrain or to prevent or to obtain damages in respect of, the carrying out of the transactions contemplated hereby, or which, if successful, would materially affect the right of Purchaser to own the Shares, or which, if successful, would have a material adverse effect on such right, the prospects or net worth of the Company, or the value of the Shares.

         5.4 Consents; Licenses and Permits. The Company and the Seller shall have each obtained all consents, licenses and permits of third parties to any of the Material Agreements ( as defined in Section 1.15 of the Inducement) which are necessary for the performance by Seller and the Company of all of their respective obligations under this Agreement, and such other consents, if any, which are necessary to prevent (i) any agreements of the Company from terminating, the termination of which, in the aggregate, would have a material adverse effect on the business, financial condition or assets of the Company, or
(ii) any material indebtedness of the Company from becoming due then or with notice or the passage of time as a result of the performance of this Agreement.

         5.5 No Material Change. There shall have been no material change, whether or not adverse, at the Closing Date in the business, assets, properties, operations, financial status or prospects of the Company since December 31, 1998; provided, however, that the Seller shall release and discharge, at or before Closing, all indebtedness of the Company outstanding to the Seller not included as part of the Seller Debt.

         5.6 Completion of Due Diligence. The Purchaser shall have completed its due diligence examination of the Company by November 15, 1999, and found the Shares to be in all respects satisfactory as an investment by the Purchaser.

         5.7 Certificate. Purchaser shall have received a certificate in the form of Exhibit 5.7 hereto attached, dated as of the Closing Date and signed by the Seller and by the Company, verifying their satisfaction of the conditions set forth in Sections 5.1 through 5.5.

         5.8 Opinion. Purchaser shall have received the written opinion of legal counsel to the Seller and the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser and its counsel, the form and content of such opinion to be agreed upon by November 15, 1999.

         5.9 Lucent Distributorship. The Company shall have successfully renewed and extended its existing distributorship relationship with Lucent on terms reasonably acceptable to Purchaser.

         5.10 Hopp Transaction. The Purchaser shall have been successful in purchasing all of Mr. Hopp's shares in the Company and shall have obtained from him his non-competition and confidentiality agreements contemplated in connection with such transaction.

         5.11 Non-Competition and Confidentiality. At the Closing, the Seller shall have executed and delivered the Non-Competition Agreement and the Confidentiality Agreement.

         5.12 Section 338(h)(10) Election. If requested by Purchaser, the Seller and Mr. Hopp shall have made an election under Section 338(h)(10) of the Code to treat the sale of their shares in the Company to Purchaser as a sale of the Company's assets for tax purposes. In such event, Purchaser shall prepare the appropriate IRS tax forms and will provide copies of the same to Seller for inclusion with the appropriate tax returns.

         5.13 Board Approval. No later than November 15, 1999, the Board of Directors of Purchaser shall have given its approval to the closing of the purchase of the Shares, subject only to the conditions described in 5.14 and
5.15 hereof.

         5.14 Fairness Opinion. Purchaser shall have obtained a "fairness opinion" from the investment banking firm previously engaged by the Purchaser, at its sole expense, in connection with the transaction contemplated by this Agreement, finding the terms of this transaction, including the Purchase Price and other consideration to be paid for the Shares, to be fair, from a financial point of view, to the shareholders of the Purchaser.

         5.15 Bank Financing. The Purchaser shall have received firm commitments from one or more financing syndicates to lend Purchaser the aggregate sum of not less than $23,000,000, at a weighted-average interest rate per annum not to exceed the London Interbank Offer Rate plus 2.5% per annum and repayable over a term of not less than five (5) years.

         5.16 Additional Documents. The Seller and the Company shall have delivered all such other certificates and documents consistent with this Agreement as Purchaser or its counsel may have reasonably requested.

         5.17 Employment Agreement. At the Closing, the Seller and the Company shall have executed and delivered the Employment Agreement.


                                   ARTICLE VI

                  Conditions Precedent to the Obligation of the
                               the Seller to Close

         The obligation of the Seller to close is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, any one or more of which may be waived in writing by the Seller:

         6.1 Representations and Warranties. All representations and warranties of Purchaser contained in this Agreement and in any Exhibit, Schedule or certificate delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects as at the Closing Date, as if made at the Closing and as of the Closing Date.

         6.2 Covenants. Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

         6.3 No Actions. No action, suit, proceeding, or investigation shall have been instituted, and be continuing, before a court or before or by a governmental body or agency, or shall have been threatened, and be unresolved, by any governmental body or agency to restrain or prevent, or obtain damages in respect of, the carrying out of the transactions contemplated hereby.

         6.4 Certificate. The Seller shall have received a certificate in the form annexed hereto as Exhibit 6.4 dated the Closing Date, signed by the Purchaser verifying the satisfaction of the conditions contained in Sections 6.1 through 6.3.

         6.5 Hopp Transaction. Hopp shall have sold his interest in Company to Purchaser prior to or concurrently with the Closing, and shall have executed and delivered the noncompetition and confidentiality agreements contemplated thereby.

         6.6 Board Approval. No later than November 15, 1999, the Board of Directors of Purchaser shall have given its approval to the closing of the purchase of the Shares, subject only to the conditions described in 5.14 and
5.15 hereof.

         6.7 Additional Documents. The Purchaser shall have delivered all such other certificates and documents consistent with this Agreement as Seller or his counsel may have reasonably requested.

                                   ARTICLE VII

                                     Closing

         7.1 The Closing. The closing of the sale and acquisition of the Shares contemplated by this Agreement (the "CLOSING") shall occur upon satisfaction of all of the conditions precedent to the obligations of the parties to close as set forth in Articles V and VI and upon the delivery by the parties of all of the items to be delivered by them pursuant to Sections 7.3 and 7.4 hereof.

         7.2 Location, Time and Date. The Closing shall be deemed to occur in the offices of Barber & Bartz, 110 West 7th Street, Suite 200, Tulsa, Oklahoma, 74103, at 10:00 o'clock a.m. on November 15, 1999, subject to postponement by Purchaser as may be reasonably necessary to satisfy the conditions precedent to Purchaser's obligation to close hereunder, but in any event not later than December 15, 1999, or at such other time and place as may be actually agreed to by the parties hereto,. The date on which the Closing shall occur is referred to in this Agreement as the "CLOSING DATE".

         7.3 Seller's Deliveries. At the Closing, the Company and the Seller will deliver or cause to be delivered to Purchaser:

                  (a) All certificates representing the Shares, constituting fifty percent (50%) of the outstanding shares of the Company immediately prior to the Closing;

                  (b) The Non-Competition Agreement required by Section 1.2;

                  (c) The Employment Agreement required by Section 1.5;

                  (d) The Confidentiality Agreement required by Section 4.3;

                  (e) The certificate required by Section 5.7;

                  (f) The opinion of counsel required by Section 5.8;

                  (g) Seller's resignation as a Director and officer of the Company, to the extent requested by Purchaser; and

                  (h) Such other certified resolutions, releases, documents, and certificates, as are required to be delivered by the Seller and/or the Company pursuant to the provisions of this Agreement, including but not limited the Inducement.

         7.4 Purchaser's Deliveries. At the Closing, Purchaser will deliver or cause to be delivered to the Seller:


                  (a) One or more duly executed certificates evidencing the XETA Stock;

                  (b) The Cash Portion of the Purchase Consideration and the principal amount of the Seller Debt;

                  (c) The certificate required by Section 6.4;

                  (d) The Employment Agreement required by Section 1.5; and

                  (e) Such other certified resolutions, documents and certificates as are required to be delivered by Purchaser pursuant to the provisions of this Agreement.

         7.5 Transfer of Possession. As of the Closing Date, the Seller shall give Purchaser full possession and ownership of the Shares.


                                  ARTICLE VIII

                  Survival of Representations; Indemnification

         8.1 Survival. The parties hereto agree that their respective representations, warranties, covenants, and agreements contained herein shall survive the Closing for a period of three (3) years after the Closing Date except that those covenants, representatives and warranties made by the Seller and/or the Company with respect to Taxes, Employee Benefit Plans and Environmental Matters (Sections 1.10, 1.22 through 1.22.7, and 1.27 of the Inducement) shall survive the Closing for such periods of time that the government agencies having jurisdiction over the subject matter of those covenants, representations and warranties may be empowered to assess a liability or deficiency with respect to any of the matters covered thereby (the "INDEMNIFICATION PERIOD"); provided that the Indemnification Period for Environmental Matters (Section 1.27 of the Inducement) with respect to properties not owned by the Company, Seller, Hopp or any of their affiliates shall be limited to three (3) years after the Closing Date.

         8.2 Indemnification by the Seller. Subject to the other provisions of this Article VIII, the Seller agrees to save and indemnify Purchaser against, and hold it harmless from, any and all liabilities, of every kind, nature and description, fixed or contingent, including without limitation reasonable attorney fees and expenses incurred in connection with any action, claim or proceeding relating to such liabilities ("DAMAGES"), arising from the breach of any of his representations, warranties, covenants, or agreements, contained herein or in the Exhibits or

Schedules hereto, a claim for which is asserted in writing by Purchaser during the Indemnification Period.

         8.3 Indemnification by Purchaser. Purchaser agrees to save and indemnify the Seller against and to hold him harmless from any and all Damages arising from the breach of any of Purchaser's representations, warranties, covenants or agreements contained herein or the Exhibits hereto, a claim for which is asserted in writing by Seller during the Indemnification Period.

         8.4 Claims. All claims for Damages shall be computed net of the present value of all readily ascertainable future tax benefits associated therewith. No claim shall be made for matters adequately covered by insurance, nor may any party recover punitive damages as part of its Damages.

         8.5 Seller's Liability. Notwithstanding the other provisions of this
Article VIII, Purchaser shall not be entitled to indemnification for its Damages unless and until Purchaser has sustained otherwise indemnifiable Damages of Fifty Thousand Dollars ($50,000) (the "BASKET"), and thereafter Purchaser shall be entitled to indemnification only for its Damages exceeding the Basket. Prior to a Final Determination with respect to any claim against Seller for indemnification under this Article VIII, Purchaser may withhold, from the Indemnity Fund or Incentive Fund otherwise payable to Seller, an amount representing Purchaser's reasonable estimate of the indemnifiable Damages associated with such claim. Upon a Final Determination of the amount of such claim, Purchaser shall be entitled to receive from Seller, within ten (10) days after written demand therefor, the Damages as provided in the Final Determination. If Seller does not pay such amount in full within such ten day period, Purchaser may set off its unsatisfied Damages against such withheld portion of the Indemnity Fund or Incentive Fund, as applicable, and remit the balance of such Indemnity Fund or Incentive Fund, if any, to Seller in accordance with this Agreement. Purchaser's right to indemnification from Seller shall not be limited to such rights of withholding and offset. The aggregate liability of Seller for indemnification for Damages under this Article VIII shall not exceed an amount equal to the Purchase Consideration; and for such purpose the XETA Stock shall be valued at an amount per share equal to the lesser of (i) the closing price per share on the trading day next preceding the Closing Date or (ii) the closing price per share on the trading day next preceding the date on which the Purchaser first becomes aware of the claim underlying its right to indemnification. In the event an indemnifiable claim arises hereunder by virtue of Seller's breach of a representation or warranty herein and a similar indemnifiable claim arises simultaneously in favor of Purchaser by virtue of Hopp's breach of a similar representation or warranty contained in his stock purchase agreement with Purchaser such that both Seller and Hopp are equally responsible for 100% of the Damages resulting from such claim and are each financially capable of compensating Purchaser for one-half (1/2) of the Damages resulting therefrom, Purchaser shall limit its recovery from Purchaser to no more than one-half (1/2) of the total of such Damages.

         8.6 Purchaser's Liability. Notwithstanding the other provisions of this
Article VIII, Seller shall not be entitled to indemnification for its Damages unless and until Seller has sustained otherwise indemnifiable Damages of Fifty Thousand Dollars ($50,000) (the "BASKET"), and thereafter Seller shall be entitled to indemnification only for its Damages exceeding the Basket. Upon a Final Determination of the amount of any claim for Damages made against

Purchaser by the Seller, the Seller shall be entitled to recover the amount of such Damages as finally determined.

         8.7 Final Determination. For the purposes of this Agreement, a "FINAL DETERMINATION" shall exist when (i) the parties agree in writing upon the amount, or (ii) a court of competent jurisdiction shall have made a determination on the merits with respect thereto and appeal therefrom shall not have been taken within a timely fashion from the date of such determination. The asserting party will assign to the other party any claims against which the asserting party has been indemnified and paid as provided herein, as to which there may be claims against persons other than the Company, and the other party in all respects shall be subrogated to the rights of the asserting party in connection therewith.

         8.8 Defense of Claims. Each party entitled to indemnification under this Article VIII (the "INDEMNIFIED PARTY") agrees to notify the party required to provide indemnification (the "INDEMNIFYING PARTY") with reasonable promptness of any claim asserted against it in respect of which the Indemnifying Party may be liable under this Agreement, which notification shall be accompanied by a written statement setting forth the basis of such claim and the manner of calculation thereof. The Indemnifying Party shall have the right, at its election, to defend or compromise any such claim at its own expense with counsel of its choice; provided, however, that (i) such counsel shall have been approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed; (ii) the Indemnified Party may participate in such defense if it so chooses with its own counsel and at its own expense; and (iii) any such defense or compromise shall be conducted in a manner which is reasonable and not prejudicial to the Indemnified Party's interest in such matter. In the event the Indemnifying Party does not undertake to defend or compromise the claim, the Indemnifying Party shall promptly notify the Indemnified Party of its intention not to undertake to defend or compromise the claim, and the Indemnifying Party shall be bound by (a) the final decree of any court of competent jurisdiction deciding the validity and amount of the claim asserted against the Indemnified Party, and (b) any compromise of such claim made with the prior consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

         8.9 Extension of Time. To the extent that an Indemnified Party delivers written notice of a claim for Damages against an Indemnifying Party prior to the expiration of the Indemnification Period, reasonably identifying the basis for the claim and the amount of any reasonably ascertainable Damages, the Indemnification Period shall be extended for such claim until such claim is resolved by a Final Determination, subject to the limitations hereinabove provided.

                  8.10 Restriction on Transfers. For a period of three (3) years following the Closing Date, Seller shall at all times hold in Seller's name (or in the name of a revocable Grantor Trust of which Seller is the grantor, beneficiary and trustee), free and clear from any encumbrances whatsoever, the XETA Shares and any and all property acquired with the proceeds from the sale of any portion of the XETA Shares.

                                   ARTICLE IX

                             Termination and Waiver

         9.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions provided for herein abandoned at any time prior to the Closing Date:

                  (a) By mutual consent of the parties;

                  (b) By the Purchaser if, through no fault of Purchaser, any of the conditions set forth in Article V hereof shall not have been fulfilled on or prior to December 15, 1999, or shall become incapable of fulfillment, and shall not have been waived;

                  (c) By the Seller if, through no fault of Seller, any of the conditions set forth in Article VI hereof shall not have been fulfilled on or prior to December 15, 1999, or shall have become incapable of fulfillment, and shall not have been waived; or

                  (d) By either party, if any legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated by this Agreement which makes it inadvisable, in the judgment of such party, to consummate same.

         If terminated as described above, this Agreement shall terminate, without any liability or obligation on the part of either party hereto to proceed to the Closing, except for any liability (i) arising from a breach prior to or in connection with such termination, or (ii) under any covenant that survives termination.

         9.2 Waivers. Any condition to performance by the Seller or the Purchaser which may be legally waived on or before the Closing Date may be waived by the party entitled to the benefit of such condition by duly authorized instrument in writing executed by the waiving party. The failure of any party at any time or times to require performance of any provision hereof shall not affect or impair the right of such party to require such performance at a later time. No waiver by any party of the breach of any term, covenant, representation or warranty contained in this Agreement as a condition to such party's obligations hereunder shall release or affect any liability resulting from such breach, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be construed as, or be deemed to be, a further or continuing waiver either of any such condition or of any breach of any other term, covenant, representation or warranty contained in this Agreement.

         9.3 Exclusivity of Remedy. Seller and Purchaser acknowledge and agree that the provisions of Article VIII shall be the sole remedy of any party against the other party after the Closing for breach of any representation or warranty made by such other party pursuant to this Agreement. Each party hereby waives any other statutory, legal or equitable remedy for relief from such breach of representation or warranty that would otherwise be available to the injured party, even if such other statutory, legal or equitable remedy would extend beyond the survival dates set forth in Article VIII above.


                                    ARTICLE X

                            Miscellaneous Provisions

         10.1 Expenses. Each party shall bear its own legal, accounting and other professional fees, costs and expenses incurred in connection with this Agreement and the transactions hereby intended to be effected.

         10.2 Confidential Information. Each party agrees it and its representatives shall hold in strict confidence, and shall not divulge or disclose to any person without a need to know, any information and documents received from the other party and, if the transactions herein contemplated are not consummated, each party will continue to hold such information and documents in strict confidence and shall return to such other party all such documents then in such receiving party's possession (including the Exhibits and Schedules to this Agreement) without retaining copies thereof; provided, that each party's obligations under this Section 10.2 to maintain such confidentiality shall not apply to any information or documents that are in the public domain when furnished by the other or to be disclosed required by applicable law . In the event of a breach or threatened breach under this Section 10.2, the parties to this Agreement acknowledge that the person harmed or threatened to be harmed thereby will not have an adequate remedy at law, and shall be entitled to such equitable and injunctive relief as may be available to restrain such breach; provided, that nothing herein shall be construed as prohibiting such person from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages.

         10.3 Publicity. The parties agree that no publicity, release or other public announcement concerning the transactions contemplated by this Agreement shall be issued by either party without the advance approval of the form and substance of the same by the other party and its counsel, which approval shall not be unreasonably withheld or delayed.

         10.4 Modification, Termination or Waiver. This Agreement may be amended, modified, superseded or terminated, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by a written instrument executed by both parties. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.

         10.5 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be either (a) delivered personally, (b) sent by U. S. Mail, certified or registered mail with postage prepaid, return receipt requested, or by overnight courier service with shipping fees prepaid, receipt requested, or (c) transmitted by telefacsimile to a telephone number as to which the intended recipient notifies the other. Notice shall be deemed given when so delivered personally, or if mailed or sent by courier service, five (5) days after the date of mailing or deposited with the courier service, addressed as follows:

                If to Purchaser, to:              XETA Corporation
                                                  1814 West Tacoma
                                                  Broken Arrow, OK 74012
                                                  Attn:  Jon A. Wiese

                With a copy to:                   Barber and Bartz
                                                  110 West 7th Street, Suite 200
                                                  Tulsa, OK 74119-1018
                                                  Attn:  Ron B. Barber

                If to the Seller:                 Mark A. Martin
                                                  55 Trent Drive
                                                  St. Louis, MO 63124

                With copy to:                     Benjamin H. Hulsey
                                                  Thompson Coburn LLP
                                                  One Mercantile Center
                                                  St. Louis, MO 63101-1693


If notice is provided by facsimile it shall be deemed given upon confirmation of transmission. Either party may change the person and/or address to which notices or other communications are to be sent by giving written notice of any such change to the other in the manner herein provided.

         10.6 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto; provided, however, that no voluntary assignment of any rights or delegation of any obligations provided for herein may be made by any party without the express written consent of the other.

         10.7 Exhibits and Schedules. All exhibits hereto (the "EXHIBITS") and all schedules annexed hereto or thereto (the "SCHEDULES") are expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any of such Exhibits or Schedules shall be deemed to refer to and include all such Exhibits and Schedules.

         10.8 Entire Agreement. This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all of the negotiations, understandings and representations (if any) made by and between such parties.

         10.9 Governing Law. This Agreement shall be construed and enforced in accordance with the local laws of the State of Oklahoma applicable to agreements to be executed and performed wholly within said State without giving effect to its conflicts of laws provisions. The parties further agree that in any dispute between them relating to this Agreement, exclusive jurisdiction shall be in the trial courts located within Tulsa County, Oklahoma, any objections as to jurisdiction or venue in such court being expressly waived.

         10.10 Section Headings. The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

         10.11 Gender. Words of the masculine gender in this Agreement shall be deemed and construed to include correlative words of the feminine and neuter genders and words of the neuter gender shall be deemed and construed to include correlative words of the masculine and feminine genders.

         10.12 Severability. The invalidity or unenforceability of any term or provision of this Agreement shall in no way impair or affect the balance thereof, which shall remain in full force and effect.

         10.13 Attorneys' Fees. In the event of any litigation or controversy arising out of or in connection with this Agreement between the parties hereto, the prevailing party in such litigation or controversy shall be entitled to recover from the other party all reasonable attorneys' fees, expenses and suit costs, including those associated with any appellate or post-judgment collection proceeding.

         10.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

         10.15 Recitals. The recitals set forth at the beginning of this Agreement are true and correct and incorporated by reference into the body of this Agreement.

         10.16 Equitable Relief. Each party recognizes that the other is likely to suffer irreparable damage if the provisions of Sections 10.2 or 10.3 are not specifically enforced. In the event of a dispute concerning any of these sections, each party agrees that the other may, without posting bond or security, obtain an temporary or permanent injunction restraining the consummation of any action or transaction prohibited thereby pending determination of such dispute. The provisions of Sections 10.2 and 10.3 shall likewise be enforceable by a decree of specific performance. In the event of litigation relating to such provisions, if the court determines that either party or any of its employees, agents or representatives has breached any thereof, the injured party shall be entitled to recover from the breaching party its reasonable fees, costs, and expenses (including attorney fees) incurred in connection with the negotiation of this Agreement, any related due diligence review, and/or the prosecution of any equitable or legal proceedings and any appeal therefrom.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

"Seller"                                                 "Purchaser"

                                                       XETA CORPORATION


    /s/ Mark Martin                                    By /s/ Jon A. Wiese
---------------------------------                        -----------------------
MARK MARTIN, individually                                     Jon A. Wiese,
                                                              President



   /s/ Mark A. Martin
---------------------------------
MARK A. MARTIN, Trustee Under Living
Trust of Mark A. Martin dated April 4, 1994

                               INDEX TO EXHIBITS


         EXHIBIT
         NUMBER                   DESCRIPTION
         -------                  -----------
          1.2                     Non-Competition Agreement

          1.3.2                   Gross Profit Definition

          1.5                     Employment Agreement

          2.1                     Agreement Regarding Representations,
                                  Warranties and Covenants of the
                                  Company and the Seller (the
                                  "Inducement")

          4.3                     Confidentiality Agreement

          5.7                     "Bring-Down" Certificate of the
                                  Seller and the Company

          6.4                     "Bring-Down" Certificate of the
                                  Purchaser